UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 16, 2005
American Real Estate Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-9516	13-3398766
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 South Bedford Road, Mt. Kisco, NY	10549
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 242-7700
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
SIGNATURES

Section 8 – Other Events
Item 8.01 Other Events.
     On November 16, 2005, the United States District Court for the Southern District of New York rendered a decision and order in Contrarian Funds Inc. v. WestPoint Stevens, Inc. et al. with respect to the appeal by Contrarian and certain other first lien lenders of WestPoint Stevens Inc., or the Objecting Lenders, from certain provisions of the Order Authorizing Sale of Substantially all of the Sellers’ Assets Free and Clear of Liens, Claims, Encumbrances and Interests, the Assumption of Certain Liabilities, Approval of Successful Bidder and certain related matters entered by the United States Bankruptcy Court on July 8, 2005, as amended on July 11, 2005, or the Sale Order. The Sale Order, among other things, authorized the sale of substantially all of the assets of WestPoint Stevens and related entities to a newly formed company, WestPoint International, Inc., or WPI.
     The Court concluded, among other things, that provisions of the Sale Order providing for the satisfaction of the Objecting Lenders’ claims and the elimination of the liens in their favor by the distribution to them of shares of common stock of WPI was not authorized by applicable law or contracts. The Court remanded the matter to the Bankruptcy Court for further proceedings consistent with its opinion. The Court’s decision did not disturb the sale of assets by WestPoint Stevens to WPI.
     We, through our subsidiary, ARETEX LLC, currently own approximately 67.7% of the 19,498,389 outstanding shares of common stock of WPI. As a result of the decision and order, our percentage of the outstanding shares of common stock of WPI could, in certain circumstances, be reduced to less than 50% of the outstanding shares of common stock of WPI. We disagree with the decision and order and intend to appeal.
[remainder of page intentionally left blank; signature page follows]

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REAL ESTATE PARTNERS, L.P. (Registrant) By: American Property Investors, Inc. General Partner
Date: November 23, 2005	By:	/s/ Jon F. Weber
Jon F. Weber
President and Chief Financial Officer